Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-216150

June 14, 2018

UNITEDHEALTH GROUP INCORPORATED

FINAL TERM SHEET

Dated June 14, 2018

$350,000,000 FLOATING RATE NOTES DUE JUNE 15, 2021

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / A+ (Stable) / A- (Stable)

Note Type:	SEC Registered (No. 333-216150)

Trade Date:	June 14, 2018

Settlement Date (T+3):	June 19, 2018

Maturity Date:	June 15, 2021

Principal Amount Offered:	$350,000,000

Price to Public (Issue Price):	100.000%

Net Proceeds (Before Expenses) to Issuer:	$349,125,000 (99.750%)

Base Rate Spread:	LIBOR plus 26 basis points

Initial Interest Rate:	The interest rate in effect for the initial interest period is based on an interpolated LIBOR (between two-month and three-month LIBOR), determined on the Initial Interest Determination Date, plus 26 basis points

Interest Payment Dates and Interest Reset Dates:	March 15, June 15, September 15 and December 15, commencing September 15, 2018

Interest Determination Dates:	Second London business day preceding the applicable interest reset date

Initial Interest Determination Date:	June 15, 2018

Regular Record Dates:	15th calendar day (whether or not a business day) preceding the applicable Interest Payment Date

Optional Redemption Provisions:	None.

Change of Control:	If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day count:	Actual/360

Business days:	Any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York or Minneapolis, Minnesota are authorized or required by law, regulation or executive order to close, provided that, the day is also a London business day.

London business day:	Any day on which dealings in United States dollars are transacted in the London interbank market.

CUSIP / ISIN:	91324P DG4 / US91324PDG46

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC

Senior Co-Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T

    Securities, LLC

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

Drexel Hamilton, LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

MUFG Securities Americas Inc.

Samuel A. Ramirez & Company, Inc.

Regions Securities LLC Santander Investment Securities Inc. SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC The Huntington Investment Company The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

FIXED RATE NOTES

$400,000,000 3.150% NOTES DUE JUNE 15, 2021

$750,000,000 3.500% NOTES DUE JUNE 15, 2023

$1,150,000,000 3.850% NOTES DUE JUNE 15, 2028

$1,350,000,000 4.250% NOTES DUE JUNE 15, 2048

Issuer:	UnitedHealth Group Incorporated

Ratings (Moody’s / S&P / Fitch)*:	A3 (Stable) / A+ (Stable) / A- (Stable)

Note Type:	SEC Registered (No. 333-216150)

Trade Date:	June 14, 2018

Settlement Date (T+3):	June 19, 2018

Maturity Date:	June 15, 2021 (the “2021 Notes”) June 15, 2023 (the “2023 Notes”) June 15, 2028 (the “2028 Notes”) June 15, 2048 (the “2048 Notes”)

Principal Amount Offered:	$400,000,000 (2021 Notes) $750,000,000 (2023 Notes) $1,150,000,000 (2028 Notes) $1,350,000,000 (2048 Notes)

Price to Public (Issue Price):	99.946% (2021 Notes) 99.950% (2023 Notes) 99.828% (2028 Notes) 99.312% (2048 Notes)

Net Proceeds (Before Expenses) to Issuer:	$398,784,000 (99.696%) (2021 Notes) $747,000,000 (99.600%) (2023 Notes) $1,142,847,000 (99.378%) (2028 Notes) $1,330,587,000 (98.562%) (2048 Notes)

Interest Rate:	3.150% (2021 Notes) 3.500% (2023 Notes) 3.850% (2028 Notes) 4.250% (2048 Notes)

Interest Payment Dates:

June 15 and December 15, commencing December 15, 2018 (2021 Notes)

June 15 and December 15, commencing December 15, 2018 (2023 Notes)

June 15 and December 15, commencing December 15, 2018 (2028 Notes)

June 15 and December 15, commencing December 15, 2018 (2048 Notes)

Regular Record Dates:	June 1 and December 1 (2021 Notes) June 1 and December 1 (2023 Notes) June 1 and December 1 (2028 Notes) June 1 and December 1 (2048 Notes)

Benchmark:	T 2.625% due May 15, 2021 (2021 Notes) T 2.750% due May 31, 2023 (2023 Notes) T 2.875% due May 15, 2028 (2028 Notes) T 3.000% due February 15, 2048 (2048 Notes)

Benchmark Price / Yield:	99-26 1⁄4 / 2.689% (2021 Notes) 99-23 / 2.811% (2023 Notes) 99-14 / 2.941% (2028 Notes) 98-26 / 3.061% (2048 Notes)

Spread to Benchmark:	+48 basis points (2021 Notes) +70 basis points (2023 Notes) +93 basis points (2028 Notes) +123 basis points (2048 Notes)

Re-offer Yield:	3.169% (2021 Notes) 3.511% (2023 Notes) 3.871% (2028 Notes) 4.291% (2048 Notes)

Optional Redemption Provisions:

Make-whole call at any time at a discount rate of U.S. Treasury plus 10 basis points (2021 Notes).

Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points (2023 Notes).

Make-whole call at any time at a discount rate of U.S. Treasury plus 15 basis points (2028 Notes).

Prior to December 15, 2047 (6 months prior to their maturity date), make-whole call at any time at a discount rate of U.S. Treasury plus 20 basis points; par call on or after December 15, 2047 (2048 Notes).

Change of Control:

If a Change of Control Triggering Event occurs, the Company will be required to make an offer to repurchase the Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of repurchase.

Day Count:	30/360

Business Day	Any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York or Minneapolis, Minnesota are authorized or required by law, regulation or executive order to close.

CUSIP / ISIN:	91324P DH2 / US91324PDH29 (2021 Notes) 91324P DJ8 / US91324PDJ84 (2023 Notes) 91324P DK5 / US91324PDK57 (2028 Notes) 91324P DL3 / US91324PDL31 (2048 Notes)

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC RBC Capital Markets, LLC

Senior Co-Managers:

Citigroup Global Markets Inc.

Credit Suisse Securities (USA) LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

PNC Capital Markets LLC

U.S. Bancorp Investments, Inc.

Wells Fargo Securities, LLC

Co-Managers:

BB&T Capital Markets, a division of BB&T

    Securities, LLC

BMO Capital Markets Corp.

BNY Mellon Capital Markets, LLC

Deutsche Bank Securities Inc.

Drexel Hamilton, LLC

Fifth Third Securities, Inc.

KeyBanc Capital Markets Inc.

MUFG Securities Americas Inc.

Samuel A. Ramirez & Company, Inc.

Regions Securities LLC

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc. TD Securities (USA) LLC The Huntington Investment Company The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision, suspension or withdrawal at any time.

UNDERWRITING

Page S-24 of the prospectus supplement is amended to add the following section between the sections “—Offering Restrictions—Singapore” and “—Other”:

Taiwan

The notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.

* * *

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at (800) 294-1322, Barclays Capital Inc. toll-free at (888) 603-5847, Goldman Sachs & Co. LLC toll-free at (866) 471-2526, Morgan Stanley & Co. LLC toll-free at (866) 718-1649 and RBC Capital Markets, LLC toll-free at 866-375-6829. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.